As filed with the Securities and Exchange Commission on March 22, 2006
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
Registration Statement Under The Securities Act of 1933

ProLogis
(Exact Name of Registrant as Specified in Its Charter)

Maryland	74-2604728
(State of Incorporation)	(I.R.S. Employer Identification Number)
4545 Airport Way
Denver, Colorado 80239
(303) 567-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Office)
Edward S. Nekritz, Secretary
ProLogis
4545 Airport Way
Denver, Colorado 80239
(303) 567-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)
Copies to:
Michael T. Blair
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600
     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered	Per Share	Offering Price	Registration Fee

Debt Securities	(1)	(1)	(1)	(1)
Common Shares of Beneficial Interest, par value, $0.01 per share	(1)(2)	(1)	(1)	(1)
Preferred Shares of Beneficial Interest, par value, $0.01 per share	(1)	(1)	(1)	(1)
Rights to Purchase Common Shares of Beneficial Interest	(3)	N/A	N/A	N/A

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for the fee that has already been paid with respect to $689,991,958 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-105717 and were not sold thereunder.
(2)	There are hereby registered such indeterminate number of Common Shares of Beneficial Interest as may be issued upon conversion of Preferred Shares of Beneficial Interest registered hereunder for which no separate consideration will be received.
(3)	There are hereby registered such indeterminate number of Rights to Purchase Common Shares of Beneficial Interest as may be issued as a dividend for which no separate consideration will be received to holders of Common Shares of Beneficial Interest and related securities entitling such holders to subscribe for and purchase Common Shares of Beneficial Interest registered hereunder.
Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement relates to the securities registered hereby and to the remaining unsold $689,991,958 principal amount of securities previously registered by the registrant under the Registration Statement on Form S-3 (No. 333-105717).

DEBT SECURITIES
PREFERRED SHARES
COMMON SHARES
          We may offer and sell from time to time debt securities, common shares of beneficial interest, preferred shares of beneficial interest and rights to purchase common shares of beneficial interest covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, in one or more offerings, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Our outstanding common shares, Series F cumulative redeemable preferred shares of beneficial interest and Series G cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols “PLD”, “PLD-PRF” and “PLD-PRG”, respectively. This prospectus provides you with a general description of the securities we may offer.
          Each time securities are sold using this prospectus, we will provide a supplement to this prospectus or possibly other offering material containing specific information about the offering. The supplement or other offering material may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplement and/or other offering material carefully before you invest.
          We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.
          This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
          These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense
The date of this Prospectus is March 22, 2006.

i

WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Securities Exchange Act of 1934, (which we refer to herein as the Securities Exchange Act) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (which we refer to herein as the SEC). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. This material can also be obtained from the SEC’s worldwide web site at http://www.sec.gov., and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our web site, www.prologis.com. Information available on our through our web site is not intended to constitute part of the prospectus.
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 (which we refer to herein as the Securities Act) with respect to our securities being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the SEC.
          The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
          We incorporate by reference the documents listed below:

(a)	Our annual report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006;

(b)	Our periodic reports on Form 8-K filed September 20, 2005, January 10, 2006 March 13, 2006, March 17, 2006 and March 21, 2006;

(c)	The description of our common shares contained or incorporated by reference in our registration statement on Form 8-A filed February 23, 1994;

(d)	The description of Series F cumulative redeemable preferred shares of beneficial interest contained or incorporated by reference in our registration statement on Form 8-A filed November 26, 2003; and

(e)	The description of Series G cumulative redeemable preferred shares of beneficial interest contained or incorporated by reference in our registration statement on Form 8-A filed December 24, 2003;
          The SEC has assigned file number 1-12846 to the reports and other information that ProLogis files with the SEC.
          All documents subsequently filed (other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed) by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.
          Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.
          You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning us at the following address or telephone number.
Investor Relations Department
ProLogis
4545 Airport Way
Denver, Colorado 80239
(800) 820-0181
http://ir.prologis.com

FORWARD-LOOKING STATEMENTS
          This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include:

(1)	statements, including our possible or assumed future results of operations including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in such statements, and any such statements incorporated by reference from documents filed with the SEC by us, including any statements contained in such documents or this prospectus regarding the development or possible or assumed future results of operations of our businesses, the markets for our services and products, anticipated capital expenditures or competition;

(2)	any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” or similar expressions; and

(3)	other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.
          Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.
          Among the factors that could cause actual results to differ materially are: national, international, regional and local economic climates, changes in financial markets, interest rates and foreign currency exchange rates, increased or unanticipated competition for our properties, risks associated with acquisitions, maintenance of real estate investment trust (“REIT”) status, availability of financing and capital, changes in demand for developed properties, and other risks detailed from time to time in the reports filed with the SEC by us.
          Except for their ongoing obligations to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

PROLOGIS
          We are a REIT that operates a global network of real estate properties, primarily industrial distribution properties. Our business strategy is designed to achieve long-term sustainable growth in cash flow and sustain a high level of return for our shareholders. We manage our business by utilizing the ProLogis Operating System®, an organizational structure and service delivery system that we built around our customers. When combined with our international network of distribution properties, the ProLogis Operating System enables us to meet our customers’ distribution space needs on a global basis. We believe that by integrating international scope and expertise with a strong local presence in our markets, we have become an attractive choice for our targeted customer base, the largest global users of distribution space.
          We are organized under Maryland law and have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Our world headquarters are located in Denver, Colorado. Our European headquarters are located in the Grand Duchy of Luxembourg with our European customer service headquarters located in Amsterdam, the Netherlands. Our regional offices in Asia are located in Tokyo, Japan and Shanghai, China. Our common shares were first listed on the New York Stock Exchange (“NYSE”) in March 1994 and now trade under the ticker symbol “PLD”. Our Series F cumulative redeemable preferred shares of beneficial interest and Series G cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols “PLD-PRF” and “PLD-PRG”, respectively.
RATIOS
          For purposes of computing these ratios: (i) “earnings” consist of earnings from continuing operations, excluding income taxes, minority interest share in earnings and fixed charges, other than capitalized interest, and (ii) “fixed charges” consist of interest on borrowed funds, including amounts that have been capitalized, and amortization of capitalized debt issuance costs, debt premiums and debt discounts. The following table shows our ratio of earnings to fixed charges for each of our last five fiscal years:

Year Ended December 31,

2005	2004	2003	2002	2001

2.2	2.3	2.2	2.3	1.6
          The following table shows our ratio of earnings to combined fixed charges and preferred share dividends for each of our last five fiscal years:

Year Ended December 31,

2005	2004	2003	2002	2001

2.0	2.0	1.9	2.0	1.3
USE OF PROCEEDS
          Unless otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for the acquisition and development of additional distribution properties as suitable opportunities arise, for the repayment of any outstanding indebtedness at such time as it is due, for capital improvements to properties and for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES
          The debt securities are to be issued under an Indenture, dated as of March 1, 1995, (the “Original Indenture”) between us and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The Indenture has been supplemented by a First Supplemental Indenture dated February 9, 2005, a Second Supplemental Indenture dated November 2, 2005 and a Third Supplemental Indenture dated November 2, 2005. We collectively refer to the Original Indenture as amended and supplemented by the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture as the “Indenture”. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee at 100 Wall Street, Suite 1600, New York, New York 10005 or as described above under “Where You Can Find More Information.” The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this prospectus relating to the Indenture and the debt securities to be issued pursuant to the Indenture are summaries of some of the provisions of the Indenture and do not purport to be complete. The statements are subject to and are qualified in their entirety by reference to all the provisions of the Indenture and the debt securities. As used in this section, “Description of Debt Securities,” the terms “we,” “our,” and “us” refer to ProLogis and not to any of its subsidiaries.
General
          The debt securities will be our direct, unsubordinated obligations and will rank equally with all of our other unsubordinated indebtedness outstanding from time to time, unless otherwise stated in the prospectus supplement relating to the series of debt securities being offered. Additionally, unless otherwise stated in the prospectus supplement, the holders of the debt securities will be included as “Credit Parties” that receive the benefit of the Security Agency Agreement described below under “— Security and Sharing Agreements.” The Indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series. Each series may be as established from time to time in or pursuant to authority granted by a resolution of our board of trustees or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional debt securities of that series without the consent of the holders of the debt securities of that series.
          Please refer to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

(1)	the title of the series of debt securities;

(2)	the aggregate principal amount of the series of debt securities and any limit on the principal amount;

(3)	the percentage of the principal amount at which the debt securities of the series will be issued and, if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the securities, or the method by which any portion will be determined;

(4)	the date or dates, or the method by which the date or dates will be determined, on which the principal of the debt securities of the series will be payable and the amount of principal payable on the debt securities;

(5)	the rate or rates at which the debt securities will bear interest, if any — which may be fixed or variable — or the method by which the rate or rates will be determined;

(6)	the date or dates, or the method by which the date or dates will be determined, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which the dates will be determined, the person to whom, and the manner in which, the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year comprised of twelve 30-day months;

(7)	the place or places where the principal of — and premium or make-whole amounts, if any — and interest and additional amounts, if any, on the debt securities of the series will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the Indenture may be served;

(8)	the period or periods within which, the price or prices, including the premium or make-whole amounts, if any, at which, the currency or currencies in which, and the other terms and conditions upon which the debt securities of the series may be redeemed, as a whole or in part, at our option, if we are to have such an option;

(9)	our obligation, if any, to redeem, repay or purchase the debt securities of the series pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which the debt securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to that obligation;

(10)	if other than United States dollars, the currency or currencies in which the debt securities of the series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating to the currency;

(11)	whether the amount of payments of principal — and premium or make-whole amounts, if any — or interest, if any, on the debt securities of the series may be determined with reference to an index, formula or other method, and the manner in which those amounts will be determined; the index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies;

(12)	whether the principal — and premium or make-whole amounts, if any — or interest or additional amounts, if any, on the debt securities of the series are to be payable, at our election or at the election of a holder of debt securities, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities are to be so payable;

(13)	any deletions from, modifications of or additions to the terms of the series of debt securities with respect to the events of default or covenants set forth in the Indenture;

(14)	whether the debt securities of the series will be issued in certificated or book-entry form;

(15)	whether the debt securities of the series will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and any integral multiple of the debt securities and, if in bearer form, the denominations of the debt securities if other than $5,000 and the terms and conditions relating to the debt securities;

(16)	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to the series of debt securities and any additions to or substitutions of the provisions;

(17)	if the debt securities of the series are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

(18)	whether and under what circumstances we will pay additional amounts as contemplated in the Indenture on the debt securities of the series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; and

(19)	any other terms of the series of debt securities not inconsistent with the provisions of the Indenture.
          We may issue original issue discount securities. “Original issue discount securities” refer to debt securities which may provide that less than the entire principal amount of the debt securities will be paid if their maturity is accelerated, or bear no interest or bear interest at a rate which at the time of issuance is below market rates. Special U.S. federal income tax, accounting and other considerations apply to original issue discount securities and will be described in the applicable prospectus supplement.
          Under the Indenture, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, we will have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the series without the consent of the holders.
      Except as set forth below under “— Covenants — Limitations on incurrence of debt,” the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, our Declaration of Trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with exceptions. See “Description of Common Shares — Restriction on size of holdings.” Additionally, the articles supplementary relating to the Series C preferred shares, Series F preferred shares and Series G preferred shares restrict beneficial ownership of such shares by a person, or persons acting as a group, to 25% of the Series C preferred shares, Series F preferred shares and Series G preferred shares, respectively, with limited exceptions. Similarly, the articles supplementary for each other series of preferred shares will contain specific provisions restricting the ownership and transfer of the preferred shares. See “Description of Preferred Shares — Restrictions on ownership.” These restrictions are designed to preserve our status as a real estate investment trust under the Code and may act to prevent or hinder a change of control. Refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Denominations
          Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.
Principal and interest
          Unless otherwise specified in the applicable prospectus supplement, the principal of — and premium or make-whole amounts, if any — and interest on any series of debt securities will be payable at the corporate trust office of U.S. Bank National Association, initially located at 100 Wall Street, Suite 1600, New York, New York 10005; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States.
          If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be. “Business day” means any day, other than a Saturday, Sunday or holiday, on which banks in Boston, Massachusetts or New York, New York are not authorized or required by law or executive order to close. Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which will be given to the holder of the debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.
Security and sharing arrangements
          Pursuant to various pledge agreements, ProLogis and certain of its subsidiaries have pledged specified intercompany loans to Bank of America, N.A., as collateral agent, for the benefit of the “Credit Parties” under and as defined in the Security Agency Agreement. The Credit Parties under the Security Agency Agreement include the holders of specified credit obligations of ProLogis, including, all obligations arising under ProLogis’ global credit facility, certain hedging obligations of ProLogis, other “Designated Senior Debt” specified therein, as well as any other senior debt of ProLogis designated from time to time by ProLogis as “Designated Senior Debt” in accordance with the Security Agency Agreement. Please refer to the applicable prospectus supplement relating to the debt securities being offered for an explanation of whether the debt securities are included within the definition of “Designated Senior Debt” and holders of the debt securities are entitled to a pro rata share in the proceeds of the collateral granted under the pledge agreements.
          To the extent the notes become entitled to the benefits of the sharing arrangements described below, the notes will be entitled to share ratably in any recoveries received by the holders of the subsidiary debt subject to such arrangements, so as to effectively eliminate or mitigate the consequence of any structural subordination of the notes that might otherwise exist.
          The Security Agency Agreement also provides that, upon the occurrence of a triggering event (which includes bankruptcy or insolvency events of ProLogis or any other borrower under its global credit facility, the acceleration of indebtedness under the global credit facility or other indebtedness in excess of $50 million and similar events), the Credit Parties will, subject to certain exceptions and limitations (including, in the case of the holders of the debt securities, the requirements set forth in the following paragraph), share payments and other recoveries received from ProLogis and its subsidiaries to be applied toward the credit obligations held by such Credit Parties in such a manner that all Credit Parties receive payment of substantially the same percentage of their respective credit obligations. These sharing arrangements are intended to eliminate or mitigate structural subordination issues that otherwise might entitle some Credit Parties (such as Credit Parties that lend directly to a subsidiary of ProLogis or that have the benefit of guarantees from one or more subsidiaries of ProLogis) to recover a higher percentage of their credit obligations than other Credit Parties that do not have the benefit of such arrangements.
          Within 45 days after a triggering event, the collateral agent will deliver a notice of such event to the trustee. As promptly as practicable, but in any event within 90 days after receiving any notice from the collateral agent with respect to the occurrence of a triggering event, the trustee will (x) forward such notice to holders of the debt securities, (y) execute and deliver, on behalf of the holders, an acknowledgment entitling the holders to participate in the sharing arrangements described in the preceding paragraph and (z) take such further actions as a majority of the holders (voting as a single class) may request with respect thereto and with respect to any rights such holders or the trustee may have under the Security Agency Agreement; provided that, in the case of this clause (z), such holders shall have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Upon delivery of such acknowledgement by the trustee, the holders of the debt securities will be entitled to participate in the sharing arrangements described above.
          The Security Agency Agreement allows ProLogis to (i) designate other senior debt of ProLogis as Designated Senior Debt; (ii) specify which Credit Parties are entitled to vote on issues arising under the Security Agency Agreement (and the holders of the debt securities will be non-voting Credit Parties); and/or (iii) revoke its designation of the debt securities as Designated Senior Debt effective not less than 90 days after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or Form 10-K filed with the SEC. In the event that ProLogis elects to revoke its designation of the debt securities as Designated Senior Debt under the Security Agency Agreement, the holders of the debt securities will cease to be Credit Parties and will no longer be entitled to any benefit of the security and sharing arrangements contemplated by the Security Agency Agreement and the related pledge agreements. In addition, a majority of the voting Credit Parties under the Security Agency Agreement may elect (a) to release some or all of the collateral held pursuant to the Security Agency Agreement and/or (b) under certain circumstances, to defer payments to Credit Parties pursuant to the sharing arrangements either (i) generally for various reasons or (ii) specifically to certain holders of debt (including the holders of the debt securities) if the collateral agent or the voting Credit Parties determine, in their sole discretion, that such holders might receive more than their share of payments and other recoveries pursuant to the Security Agency Agreement. Without notice to or consent of the holders of the debt securities, the Security Agency Agreement may be amended by ProLogis, the collateral agent and a majority of the voting Credit Parties, even if such amendment is adverse to the interests of the holders of the debt securities.
          The Security Agency Agreement provides that whenever the majority voting Credit Parties are granted and exercise the right to make decisions under the Security Agency Agreement, including decisions with respect to pledged collateral or how and when recoveries are shared, such decisions will be made in their sole and complete discretion. The voting Credit Parties will have no obligation or duty (including implied obligations of reasonableness, good faith or fair dealing) to any holder of debt securities and have no obligation or duty to take into consideration the interests of the holders of the debt securities when taking any action or making any determination contemplated by the Security Agency Agreement. By accepting the benefits of the Security Agency Agreement, each holder of debt securities expressly waives and disclaims any claim or cause of action based upon any vote, decision or determination (including the giving or withholding of consent) made by the majority voting Credit Parties in accordance with the terms of the Security Agency Agreement. Bank of America, N.A., which acts as the collateral agent under the Security Agency Agreement and under the various pledge agreements, is also a voting Credit Party under the Security Agency Agreement and its interests in such capacity may conflict with the interests of the holders of the debt securities.
          Notwithstanding any benefit to which a holder of notes may become entitled pursuant to the security and sharing arrangements referred to above, the notes will be effectively subordinated to (1) our indebtedness that is secured by collateral other than the intercompany loans referred to above, to the extent of the value of such collateral and (2) liabilities of our subsidiaries that are not subject to, or are owing to creditors not parties to, the sharing arrangements.
          Investors in Designated Senior Debt should refer to the Security Agency Agreement for further information regarding the collateral subject thereto, the sharing arrangements set forth therein and the restrictions and limitations on the rights of the holders of the debt securities thereunder. By purchasing a debt security that falls within the definition of Designated Senior Debt, each investor will be deemed to acknowledge that its right to share in the benefits of such collateral and participate in such sharing arrangements are limited as described above and as more fully set forth in the Security Agency Agreement.
Merger, consolidation or sale
          We may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of our assets to another entity, provided that the following three conditions are met:

(1)	After the transaction, we, or a person organized and existing under the laws of the United States or one of the fifty states or are the continuing entity. If the continuing entity is an entity other than us, that entity must also assume our payment obligations under the Indenture, as well as, the due and punctual performance and observance of all of the covenants contained in the Indenture;

(2)	After giving effect to the transaction and treating any indebtedness which became an obligation of ours or any of our subsidiaries as a result of the transaction as having been incurred by us or such subsidiary at the time of such transaction, an event of default (or an event which, with notice or lapse of time or both, would become an event of default) has not occurred under the Indenture. Additionally, the transaction may not cause an event which, after notice or a lapse of time, or both, would become an event of default; and

(3)	The continuing entity delivers an officer’s certificate and legal opinion covering (1) and (2) above.
Covenants
          This section describes covenants we make in the Indenture for the benefit of the holders of the debt securities. The covenants contained in the Original Indenture, as amended by the First Supplemental Indenture, are described under the caption “— Limitations on incurrence of debt.” Additional covenants are contained in the Second Supplemental Indenture and that are applicable to debt securities issued on and after November 2, 2005. These additional covenants are described below under the caption “— Debt covenants contained in the Second Supplemental Indenture.”
          As explained below, the covenants contained in the Original Indenture, as amended by the First Supplemental Indenture, apply to all debt securities issued under the Indenture for so long as any debt securities issued under the Indenture prior to November 2, 2005 remain outstanding. Following the repayment in full of each series of debt securities issued under the Indenture prior to November 2, 2005, only the covenants contained in the Second Supplemental Indenture will be the only covenants limiting our incurrence of Debt, unless the Indenture is further modified or supplemented.

Limitations on incurrence of debt
          As noted above, the following covenants will apply to the debt securities issued under the Indenture but only for so long as any of our debt securities issued prior to November 2, 2005, the date of the Second Supplemental Indenture, that are currently outstanding remain outstanding. The covenants provide that we will not, and will not permit any subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt, the aggregate principal amount of all our outstanding Debt and that of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum (without duplication) of:

(1)	our Total Assets,

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and

(3)	the amount of any securities offering proceeds received by us or any subsidiary since the end of the last calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Debt.
          Our Total Assets will be measured at the end of the calendar quarter covered in our annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC. If such filing is not permitted under the Securities Exchange Act, we will provide this information to the trustee, prior to the incurrence of such additional Debt. To the extent that any real estate assets or mortgages had been previously included in our Total Assets, or the proceeds from a securities offering were used to purchase real estate assets, their accounting will not be duplicated.
          In addition to this limitation on the incurrence of Debt, we and our subsidiaries will not allow our outstanding Debt that is secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any of our subsidiaries, if the aggregate principal amount of all of our outstanding Debt and that of our subsidiaries so secured would be greater than 40% of the sum of our Total Assets, and the purchase price of real estate or mortgage receivables acquired, and proceeds from the sale of securities, determined as described above. This ratio will be measured immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt. In making this calculation, we are not required to include the amount of the debt securities issued under the Indenture if the debt securities are equally and ratably secured and the mortgage, lien, charge, pledge, encumbrance or security interest securing the debt securities arises under the Security Agency Agreement described above under “— Security and sharing arrangements”.
          In addition to these limitations on the incurrence of Debt, no subsidiary may incur any Unsecured Debt other than intercompany Debt subordinate to the debt securities; provided, however, that we or a subsidiary may acquire an entity that becomes a subsidiary that has Unsecured Debt if the incurrence of such Debt, including any guarantees of such Debt assumed by us or any subsidiary, was not intended to evade the restrictions on incurring Unsecured Debt and the incurrence of such Debt, including any guarantees of such Debt assumed by us or any subsidiary, would otherwise be permitted under the Indenture.
          We and our subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of our Unsecured Debt and that of our subsidiaries on a consolidated basis.
          In addition to these limitations on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge or the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Debt and any other Debt incurred by us and our subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

•	the repayment or retirement of any other Debt by us and our subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period, except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period;

•	in the case of acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•	in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

          For purposes of the foregoing covenants, the following definitions apply:
          “Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, our or our subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.
          “Consolidated Income Available for Debt Service” for any period means earnings from operations (defined as net earnings, excluding gains and losses on sales of investments, net, as reflected in our consolidated financial statements), plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

•	interest on Debt;

•	provision for taxes based on income;

•	amortization of debt discount;

•	provisions for gains and losses on properties and property depreciation and amortization;

•	the effect of any noncash charge resulting from a change in accounting principles in determining earnings from operations for the applicable period and

•	amortization of deferred charges.
          “Debt” means any of our or our subsidiaries’ indebtedness, whether or not contingent, in respect of:

•	borrowed money or evidenced by bonds, notes, debentures or similar instruments to the extent it appears as a liability on our consolidated balance sheet,

•	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property that we own to the extent it appears as a liability on our consolidated balance sheet,

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement to the extent it (other than a letter of credit) appears as a liability on our consolidated balance sheet,

•	the principal amount of all of our and our subsidiaries’ obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock,

•	any lease of property by us or any of our subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease to the extent not otherwise included, any obligation by us or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Debt of another person other than us or any of our subsidiaries.

          “Disqualified Stock” means, with respect to any person, any capital stock of such person which by the terms of such capital stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of a series of debt securities.
          “Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any of our subsidiaries securing indebtedness for borrowed money, other than a Permitted Encumbrance.
          “Permitted Encumbrances” means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.
          “Total Assets” means, as of any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all of our and our subsidiaries’ other assets, but excluding accounts receivable and intangibles, determined in accordance with GAAP.
          “Total Unencumbered Assets” means the sum of our and our subsidiaries’ Undepreciated Real Estate Assets and the value (determined in accordance with generally accepted accounting principles in the United States (“GAAP”)) of all our and our subsidiaries’ other assets, other than accounts receivable and intangibles, in each case not subject to an Encumbrance.
          “Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of our real estate assets and those of our subsidiaries, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.
          “Unsecured Debt” means Debt of the types described in the first, third and fourth points of the definition of Debt which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of or properties or those of our subsidiaries.

Debt covenants contained in the Second Supplemental Indenture
          The Second Supplemental Indenture contains covenants that are currently in effect, and which are in addition to the covenants contained in the Original Indenture, as amended by the First Supplemental Indenture, and described in this prospectus. From and after the time that no debt securities issued pursuant to the Indenture prior to November 2, 2005, the date of the Second Supplemental Indenture, remain outstanding, the covenants contained in the Second Supplemental Indenture will be the only covenants limiting our incurrence of Debt, unless the Indenture is further modified or supplemented.
          The covenants contained in the Second Supplemental Indenture provide that we will not, and will not permit any subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the net proceeds of the additional Debt, the aggregate principal amount of all our outstanding Debt and that of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of

(1)	our Total Assets,

(2)	the purchase price of any assets or mortgages receivable acquired, and

(3)	the amount of any securities offering proceeds received by us or any subsidiary since the end of the last calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Debt.
          Our Total Assets will be measured at the end of the calendar quarter covered in our annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC. If such filing is not permitted under the Securities Exchange Act, we will provide this information to the trustee, prior to the incurrence of such additional Debt. To the extent that any assets or mortgage receivables had been previously included in our Total Assets, or the proceeds from a securities offering were used to purchase assets or mortgage receivables, their accounting will not be duplicated.
          In addition to this limitation on the incurrence of Debt, we and our subsidiaries will not allow our outstanding Debt that is secured by an Encumbrance to be greater than 40% of the sum (without duplication) of our Total Assets, real estate or mortgage receivables, and proceeds from the sale of securities, determined as described above. This ratio will be measured immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt. In making this calculation, we are not required to include the amount of any Pari Passu Debt.
          We and our subsidiaries may not at any time own Total Unencumbered Assets equal to less than 125% of the aggregate outstanding principal amount of our Unsecured Debt and that of our subsidiaries on a consolidated basis.
          In addition to these limitations on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any additional Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge or the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0 on a pro forma basis after giving effect the incurrence of such Debt and to the application of the net proceeds therefrom, and calculated on the assumption that:

•	the additional Debt had been incurred at the beginning of the relevant period; and

•	any assets acquired, or to be acquired, with the additional Debt and projected income from those assets had been acquired at the beginning of the relevant period.
          For purposes of the covenants described under this caption the following definitions apply (all other terms used but not defined have the meanings as described above under “— Limitations on incurrence of debt”):
          “Annual Service Charge” for any period means interest expense that is recognized in our consolidated statement of earnings on, and original issue discount of, our or our subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.
          “CDFS” means our business segment described in our annual report on Form 10-K and referred to as the “corporate distribution facilities services” or “CDFS” segment (or successor descriptions).
          “Consolidated Income Available for Debt Service” for any period means earnings from our operations and from the operations of our subsidiaries before preferred share dividends determined in accordance with GAAP plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

•	losses (gains) from the disposition or impairment of properties that are not classified in our consolidated financial statements as (i) “gains and losses on dispositions of CDFS business assets” (or successor descriptions) (which includes dispositions of CDFS properties to property funds in which we or one of our subsidiaries maintains an interest, dispositions to third parties under build-to-suit contracts and dispositions of land); (ii) “discontinued operations — CDFS business assets” (or successor descriptions) (which includes dispositions of CDFS business properties to third parties); or (iii) gains and losses on dispositions or impairments of investments in property funds, other Unconsolidated Affiliates or intangible assets (including goodwill), in each case to the extent included in our net earnings and the net earnings of our subsidiaries;

•	losses (gains) resulting from (i) foreign currency exchange effects of settlement of intercompany Debt and mark-to-market adjustments associated with intercompany Debt between us and our foreign subsidiaries and our foreign Unconsolidated Affiliates, (ii) foreign currency effects from the remeasurement of third party Debt of our foreign subsidiaries and our foreign Unconsolidated Affiliates and (iii) mark-to-market adjustments to foreign exchange hedge contracts (or other derivatives), in each case to the extent included in our net earnings and the net earnings of our subsidiaries;

•	losses (gains) from early extinguishment of Debt;

•	excess (deficit) of redemption value over carrying value of preferred shares redeemed;

•	extraordinary losses (extraordinary gains) determined in accordance with GAAP; and

•	cumulative charges (benefits) from a change in accounting principle;
plus all amounts deducted in calculating net earnings in accordance with GAAP, for interest expense, income taxes, depreciation and amortization. The foregoing shall be adjusted accordingly to take into account our interests in our Unconsolidated Affiliates.
          “Debt” means any of our or our subsidiaries’ indebtedness (without duplication), in respect of:

•	money or evidenced by bonds, notes, mortgages, debentures or similar instruments, but excluding any mark-to-market increase or decrease in indebtedness due to the purchase accounting impact of corporate or portfolio acquisitions and from the remeasurement of intercompany indebtedness of our subsidiaries or Unconsolidated Affiliates, to the extent it appears as a liability on our consolidated balance sheet,

•	indebtedness secured by an Encumbrance existing on any of our property or that of any subsidiary, whether or not such obligation shall have been assumed by us or any subsidiary; provided that the amount of any Debt under this clause that has not been assumed by us or any subsidiary shall be equal to the lesser of the stated amount of such Debt or the fair market value of the property securing such Debt, in each case, to the extent it appears as a liability on our consolidated balance sheet,

•	the principal amount of all our or any of our subsidiaries’ obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock,

•	any capitalized lease of property by us or any of our subsidiaries, as lessee, to the extent it appears as a liability on our consolidated balance sheet, or

•	to the extent not otherwise included, any obligation of ours or any of our subsidiaries to be liable for, or to pay, as obligor or guarantor, other than for purposes of collection in the ordinary course of business, Debt of another person other than us or any of our subsidiaries, excluding, in each case, indemnification obligations, capital contribution obligations and similar obligations that are not required to be reflected on our consolidated balance sheet.
          Debt shall be adjusted accordingly to take into account our interests in our Unconsolidated Affiliates by eliminating that portion of Debt that is not our obligation or the obligation of our subsidiaries.
          “Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any of our subsidiaries securing indebtedness for borrowed money, other than a Permitted Encumbrance.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States; provided that if the cumulative effect of changes in generally accepted accounting principles after December 31, 2004 would result in our failing to be in compliance with any of the financial covenants contained in the Indenture, but we would have been in compliance with any such financial covenant calculated in accordance with generally accepted accounting principles as applied in the preparation of our audited financial statements as at December 31, 2004 (“2004 GAAP”), then, solely for purposes of calculating such financial covenant, “GAAP” means 2004 GAAP. In the event that we are required to make any such adjustments in order to so comply with any of the financial covenants contained in the Indenture, we will, concurrently with delivery by us to the trustee of any certificate required by the Indenture as to our compliance with all conditions and covenants under the Indenture, deliver to the trustee a summary in reasonable detail of the adjustments made to our publicly filed financial statements in order to calculate such financial covenant in accordance with 2004 GAAP.
          “Pari Passu Debt” means any of our or our subsidiaries’ unsubordinated Debt that is unsecured, is secured only by Encumbrances on property that secure the debt securities issued under the Indenture on an equal and ratable basis with such Debt or the debt securities provided the debt securities are equally and ratably secured.
          “Permitted Encumbrances” means

•	pledges or deposits made to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation insurance, unemployment insurance, pensions, or social security programs,

•	Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use,

•	Encumbrances imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Encumbrances arising in the ordinary course of business, securing payment of any liability whose payment is not yet due,

•	Encumbrances for taxes not yet due and payable or for taxes, assessments, and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted,

•	Encumbrances on properties where we or the applicable subsidiary is insured against such Encumbrances by title insurance or other similar arrangements,

•	Encumbrances securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted,

•	Encumbrances securing assessment bonds and similar facilities district bonds so long as we or the applicable subsidiary is not in material default under the terms thereof,

•	Encumbrances granted to us by any of our subsidiaries,

•	leases to tenants of space in properties that are entered into in the ordinary course of business,

•	any netting or set-off arrangement entered into by us or any of our subsidiaries in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any set-off arrangement which arises by operation of law as a result of us or any of our subsidiaries opening a bank account,

•	any title transfer or retention of title arrangement entered into by us or any of our subsidiaries in the normal course of its trading activities on the counterparty’s standard or usual terms,

•	Encumbrances over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, and

•	any Encumbrance which secures the Pari Passu Debt.
          “Total Assets” as of any date means the sum of total assets, before accumulated depreciation and amortization, as reflected on our consolidated balance sheet for such date adjusted accordingly to take into account our interests in our Unconsolidated Affiliates by eliminating that portion of assets that are not our or our subsidiaries assets, and “property management and other property fund fees” set forth in our most recent consolidated financial statements for the four fiscal quarters immediately preceding the relevant determination divided by 0.08.
          “Total Unencumbered Assets” means Total Assets, determined on a basis not including any assets that are subject to an Encumbrance.
          “Unconsolidated Affiliate” means any entity in which we, directly or indirectly, hold an ownership interest, the operations and results of which are not consolidated in our financial statements included in our annual report on Form 10-K or quarterly report on Form 10-Q or any entity in which we, directly or indirectly, hold a 50% or less equity ownership interest notwithstanding that the operations and results of that entity are consolidated with our operations and results in our financial statements included in our annual report on Form 10-K or quarterly report on Form 10-Q.
          “Unsecured Debt” means Debt, including Pari Passu Debt, which is not otherwise secured by an Encumbrance upon any of our or our subsidiaries’ properties.

Existence
          Except as permitted under “— Merger, consolidation or sale”, we will do or cause to be done all things necessary to preserve and keep in full force and effect our and our subsidiaries’ existence, rights, both charter and statutory, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of our business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of properties
          We will cause all of our properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of our properties, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing for value our properties in the ordinary course of business.

Insurance
          We will, and will cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

Payment of taxes and other claims
          We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information
          Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act, we will file with the SEC, to the extent permitted under the Securities Exchange Act, the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject. We will file the documents with the SEC on or prior to the respective filing dates by which we would have been required so to file the documents if we were so subject. We will also in any event within 15 days of each required filing date transmit to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to Section 13 or 15(d). Additionally, we will provide the trustee with copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections. If filing the documents by us with the SEC is not permitted under the Securities Exchange Act, we will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.
Events of default, notice and waiver
          The Indenture provides that the following events are events of default with respect to any series of debt securities issued pursuant to it:

(1) default in the payment of any installment of interest or additional amounts payable on any debt security of such series which continues for 30 days;

(2) default in the payment of the principal, or premium or make-whole amount, if any, on, any debt security of such series at its maturity or redemption date;

(3) default in making any sinking fund payment as required for any debt security of such series;

(4) default in the performance of any other of our covenants contained in the Indenture, other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture, which continues for 60 days after written notice as provided in the Indenture;

(5) default in the payment of an aggregate principal amount exceeding $10,000,000 ($50,000,000 with respect to debt securities issued after the date of the Second Supplemental Indenture, after such time as any debt securities issued under the Indenture prior to the date of the Second Supplemental Indenture are no longer outstanding) under any bond, note or other evidence of indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured (or any such indebtedness of any of our subsidiaries, which we have guaranteed), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 ($50,000,000 with respect to debt securities issued after the date of the Second Supplemental Indenture after such time as any debt securities issued under the Indenture prior to the date of the Second Supplemental Indenture are no longer outstanding) and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 ($50,000,000 with respect to debt securities issued after the date of the Second Supplemental Indenture after such time as any debt securities issued under the Indenture prior to the date of the Second Supplemental Indenture are no longer outstanding) for a period of 30 consecutive days;

(7) events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or any significant subsidiary or for all or substantially all of our or our significant subsidiary’s property; and

(8) any other event of default provided with respect to a particular series of debt securities.
          The term significant subsidiary means each of our significant subsidiaries, as defined in Regulation S-X promulgated under the Securities Act.
          If an event of default under the Indenture with respect to a series of debt securities occurs and is continuing, then in every such case, unless the principal of all of the debt securities shall already have become due and payable, the trustee or the holders of not less than 25% in principal amount of a series of debt securities may declare the principal and the make-whole amount on the debt securities to be due and payable immediately by written notice to us that payment of the debt securities is due, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the debt securities may rescind and annul such declaration and its consequences if we shall have deposited with the trustee all required payments of the principal of, and premium or make-whole amount and interest, on the debt securities, plus fees, expenses, disbursements and advances of the trustee and all events of default, other than the nonpayment of accelerated principal, and the make-whole amount or interest, with respect to debt securities have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the debt securities may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of, or premium or make-whole amount or interest payable on the debt securities or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected the proposed modification or amendment.
          The trustee is required to give notice to the holders of the debt securities within 90 days of a default under the Indenture; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default with respect to such series, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest payable on the debt securities if the responsible officers of the trustee consider such withholding to be in the interest of such holders.
          The Indenture provides that no holders of the debt securities may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy which the Indenture provides, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the debt securities from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, interest on the debt securities at the due date of the debt securities.
          Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless such holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding series of debt securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the debt securities not joining in the proceeding.
          Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status of the default.
Modification of the Indenture
          Modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

(1)	change the stated maturity of the principal of, or premium or make-whole amounts, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;

(2)	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amounts payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3)	change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amounts, if any, or interest on, or any additional amounts payable with respect to, any such debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

(5)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the Indenture or to reduce the quorum or voting requirements set forth in the Indenture; or

(6)	modify any of the provisions relating to modification of the Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of the effected debt security.

          The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive our compliance with covenants in the Indenture.
          Modifications and amendments of the Indenture may be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to us as obligor under the Indenture;

(2)	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

(3)	to add events of default for the benefit of the holders of all or any series of debt securities;

(4)	to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5)	to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior to such change which are entitled to the benefit of that provision;

(6)	to secure the debt securities;

(7)	to establish the form or terms of debt securities of any series and any related coupons;

(8)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

(9)	to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities of any series in any material respect;

(10)	to close the Indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act of 1939; or

(11)	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.
          The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of debt securities:

(1)	the principal amount of an original issue discount security that will be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt security;

(2)	the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt security of the amount determined as provided in (1) above;

(3)	the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the Indenture; and

(4)	debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of the other obligor will be disregarded.
          The Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the Indenture.
          Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.
          Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected the action, or of the holders of that series and one or more additional series:

(1)	there shall be no minimum quorum requirement for the meeting; and

(2)	the principal amount of the outstanding debt securities of that series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.
          Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, the action will become effective when the instrument or instruments are delivered to the trustee. Proof of execution of any instrument or of a writing appointing any the agent will be sufficient for any purpose of the Indenture and, subject to the Indenture provisions relating to the appointment of any such agent, conclusive in favor of the trustee and us, if made in the manner specified above.
Discharge, defeasance and covenant defeasance
          We may discharge various obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.
          If the board of trustees has resolved to incorporate the defeasance provisions into a series of debt securities, we may take either of the following actions with respect to that series of debt securities:

(1)	We may elect to defease and be discharged from any and all obligations with respect to that series of debt securities. However, we would continue to be obligated to pay any additional amounts resulting from tax events, assessment or governmental charges with respect to payments on the series of debt securities and the obligations to register the transfer or exchange of the series of debt securities. Additionally, we would remain responsible for replacing temporary or mutilated, destroyed, lost or stolen debt securities, for maintaining an office or agency in respect of the series of debt securities and for holding moneys for payment in trust.

(2)	With respect to the series of debt securities, we may elect to effect covenant defeasance and be released from our obligations to fulfill the covenants contained under the heading “— Covenants” in this prospectus. Further, we may elect to be released from our obligations with respect to any other covenant in the Indenture, if our board of trustees has included such a provision in the series of debt securities at the time that they are issued. Once we have made this election, any omission to comply with these obligations shall not constitute a default or an event of default with respect to the series of debt securities. In either case, we must irrevocably deposit the needed funds in trust, with the trustee, as described above.

          In either case, we must irrevocably deposit the needed funds in trust, with the trustee.
          The trust may only be established if, among other things, we have delivered an opinion of counsel to the trustee. The opinion of counsel shall state that the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.
          Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series and

(1)	the holder of a series of debt securities is entitled to and elects to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security or

(2)	a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged. The indebtedness will be satisfied through the payment of the principal of, and premium or any make- whole amount and interest on, the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the holder’s election or the cessation of usage based on the applicable market exchange rate.
          “Conversion event” means the cessation of use of:

(1)	a currency, currency unit or composite currency, other than the European Community Unit or other currency unit, both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(2)	the European Community Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

(3)	any currency unit or composite currency other than the European Community Unit for the purposes for which it was established.
          Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and premium or any make-whole amount and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

          In the event we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, other than the events of default that would no longer be applicable because of the covenant defeasance or an event of default triggered by an event of bankruptcy or other insolvency proceeding, the amount of funds on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of the amounts due at the time of acceleration.
          The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Registration and transfer
          Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee referred to above. In addition, subject to the limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer of the security at the corporate trust office of the trustee referred to above. Every debt security surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time designate a transfer agent, in addition to the trustee, with respect to any series of debt securities. If we have designated such a transfer agent or transfer agents, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series.
          Neither we nor the trustee will be required to

(1)	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2)	register the transfer of or exchange any debt security, or portion of security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3)	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.
Global Securities
          The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the series. Global Securities, if any, are expected to be deposited with The Depository Trust Company (“DTC”) as depository. Each Global Security will be issued:

•	only in fully registered form; and

•	without interest coupons.
          You may hold your beneficial interests in the Global Securities directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.
          What is a Global Security? A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. If we choose to issue the debt securities in the form of a global security, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Securities be registered in the name of a financial institution we select and by requiring that the debt securities included in the Global Securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the “Depository”. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository.
          Except as described below, each Global Security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in Global Securities will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Special Investor Considerations for Global Securities.
          As an indirect holder, an investor’s rights relating to Global Securities will be governed by the account rules of the investor’s financial institution and of the Depository, DTC, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with DTC, the Depository that holds Global Securities.
          An investor in Global Securities should be aware that because the debt securities are issued only in the form of Global Securities:

•	The investor cannot get debt securities registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the debt securities.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities.

•	The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Global Notes. We and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the Global Securities. We and the trustee also do not supervise DTC in any way.

Exchanges Among the Global Securities
          Any beneficial interest in one of the Global Securities that is transferred to a person who takes delivery in the form of an interest in another Global Security will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest.

Certain Book-Entry Procedures for the Global Securities
          The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.
          Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
          Clearstream. Clearstream is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants , thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
          Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.
          Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
          The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
          DTC has advised us that it is:

(1)	a limited-purpose trust company organized under the New York State Banking Law;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

(5)	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
          DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including one or more of the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.
          We expect that pursuant to procedures established by DTC (1) upon deposit of each Global Security, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the Global Security and (2) ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).

          The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a Global Security to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a Global Security to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
          So long as DTC or its nominee is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Note for all purposes under the Indenture. Owners of beneficial interests in a Global Security will not be entitled to have debt securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of debt securities under the Indenture or such Global Security. We understand that under existing industry practice, in the event that we request any action of holders of debt securities, or a holder that is an owner of a beneficial interest in a Global Security desires to take any action that DTC, as the holder of such Global Security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such debt securities.
          Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any debt securities represented by a Global Security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such debt securities under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the debt securities, including the Global Securities, are registered as the owners hereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Security (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a Global Security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.
          Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the debt securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
          Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
          Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Definitive Securities
          A Global Security is exchangeable for definitive Securities in registered certificated form (“Certificated Securities”) if
          (1)          DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Securities or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each cash the issuer fails to appoint a successor depositary;
          (2)          the issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Securities; or
          (3)          there shall have occurred and be continuing a default or event of default with respect to the debt securities.
          In all cases, Certificated Securities delivered in exchange for any Global Security or beneficial interests in Global Securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
No personal liability
          No past, present or future trustee, officer, employee or shareholder of ours or any successor to us will have any liability for any of our obligations under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting the debt securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of debt securities.
Trustee
          The Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.
DESCRIPTION OF PREFERRED SHARES
General
          Subject to limitations prescribed by Maryland law and the declaration of trust, the board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest, preferred shares in series and to establish from time to time the number of preferred shares to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the board of trustees or one of its duly authorized committees. At March 1, 2006, 2,000,000 Series C preferred shares were issued and outstanding, 5,000,000 Series F preferred shares were issued and outstanding and 5,000,000 Series G preferred shares were issued and outstanding.
          Reference is made to the prospectus supplement relating to the series of preferred shares being offered in such prospectus supplement for the specific terms of the series, including:

(1)	the title and stated value of the series of preferred shares;

(2)	the number of shares of the series of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

(3)	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the preferred shares of the series;

(4)	the date from which dividends on preferred shares of the series shall cumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for preferred shares of the series;

(6)	the provision for a sinking fund, if any, for preferred shares of the series;

(7)	the provision for redemption, if applicable, of preferred shares of the series;

(8)	any listing of the series of preferred shares on any securities exchange;

(9)	the terms and conditions, if applicable, upon which preferred shares of the series will be convertible into common shares, including the conversion price, or manner of calculating the conversion price;

(10)	whether interests in preferred shares of the series will be represented by global securities;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the series of preferred shares;

(12)	a discussion of federal income tax considerations applicable to preferred shares of the series;

(13)	the relative ranking and preferences of preferred shares of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14)	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(15)	any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of the series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Code.
Rank
          Unless otherwise specified in the applicable prospectus supplement, the preferred shares of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to the series of preferred shares;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with preferred shares of the series; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to preferred shares of the series.
Dividends
          Holders of preferred shares of each series shall be entitled to receive cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. When and if declared by the board of trustees, dividends shall be payable out of our assets legally available for payment of dividends. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by the board of trustees.
          Dividends on any series of the preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are noncumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment date.
          If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless full dividends, including cumulative dividends if applicable, for the then current dividend period and any past period, if any, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for such payment on the preferred shares of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares bear to each other. The pro rata amount shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.
          Except as provided in the immediately preceding paragraph, unless full dividends, including cumulative dividends, if applicable, on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or in parity with the series of preferred shares may not be redeemed, purchased or otherwise acquired for any consideration, except by conversion into or exchange for other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation. We also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares. Notwithstanding the preceding sentences, we may make dividends of common shares or other capital shares ranking junior to the preferred shares of the series of preferred shares, although full dividends may not have been paid or set aside.
          Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.
Redemption
          If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
          The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if the series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares, the terms of the series of preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of the series shall automatically and mandatorily be converted into shares of the applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.
          If full dividends on all preferred shares of any series, including cumulative dividends if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, we may not redeem preferred shares of any series unless all outstanding preferred shares of the series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of preferred shares of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series, and, unless full dividends, including cumulative dividends if applicable, on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, we will not purchase or otherwise acquire directly or indirectly any preferred shares of the series, except by conversion into or exchange for capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation.
          If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of preferred shares of the series in proportion to the number of preferred shares of the series held by such holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by us.
          Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

(1)	the redemption date;

(2)	the number of shares and series of the preferred shares to be redeemed;

(3)	the redemption price;

(4)	the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price;

(5)	that dividends on the preferred shares to be redeemed will cease to accrue on such redemption date; and

(6)	the date upon which the holder’s conversion rights, if any, as to such preferred shares shall terminate.
          If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each such holder of the series shall also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred shares, and all rights of the holders of such preferred shares will terminate, except the right to receive the redemption price.
Liquidation preference
          Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to the series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of the series will have no right or claim to any of our remaining assets.

          In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of capital shares ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of the series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
          If liquidating distributions shall have been made in full to all holders of preferred shares of the series, our remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of the series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.
Voting rights
          Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares.
          If six quarterly dividends, whether or not consecutively payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees will be increased by two, and the holders of preferred shares of the series, voting together as a class with the holders of any other series of shares ranking in parity with such shares, will have the right to elect two additional trustees to serve on the board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and other preferred shares ranking in parity with such shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the preferred shares of the series and other preferred shares ranking in parity with such shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.
          The approval of two-thirds of the outstanding preferred shares of the series and all other series of preferred shares similarly affected, voting as a single class, is required in order to

(1)	amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or other preferred shares ranking in parity with such shares;

(2)	enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each preferred share of the series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

(3)	authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.
          However, we may create additional classes of parity shares and other series of preferred shares ranking junior to the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of the series.
          Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.
Conversion rights
          The terms and conditions, if any, upon which preferred shares of any series are convertible into common shares will be set forth in the applicable prospectus supplement relating to the series. Such terms will include the number of common shares into which the preferred shares of the series are convertible, the conversion price, or manner of calculation of the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares of the series or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares of the series.
Restrictions on ownership
          As discussed below under “Description of Common Shares — Restriction on size of holdings,” for us to qualify as a real estate investment trust under the Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares will contain various provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating to the relevant series of preferred shares, the provisions of each articles supplementary relating to the preferred shares ownership limit will provide, as in the case of the Series C preferred shares, Series F preferred shares and Series G preferred shares, ownership restriction similar to the ownership restrictions of the series described below.
          The preferred shares ownership limit provision will provide that, subject to the exceptions contained in such articles supplementary, no person, or persons acting as a group, may beneficially own more than 25% of the series of preferred shares outstanding at any time, except as a result of our redemption of preferred shares. Shares acquired in excess of the preferred shares ownership limit provision must be redeemed by us at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person’s ownership exceeds the limitations due solely to our redemption of preferred shares; provided that thereafter any additional preferred shares acquired by such person shall be excess shares. See “Description of Common Shares — Restriction on size of holdings.” From and after the date of notice of such redemption, the holder of the preferred shares thus redeemed shall cease to be entitled to any distribution, other than distributions declared prior to the date of notice of redemption, voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The preferred shares ownership limit provision may not be waived with respect to some of our affiliates.
          All certificates representing shares of preferred shares will bear a legend referring to the restrictions described above.
DESCRIPTION OF COMMON SHARES
General
          The declaration of trust authorizes us to issue up to 375,000,000 shares of beneficial interest, par value $0.01 per share, consisting of 362,580,000 common shares, par value $0.01 per share, 2,300,000 Series C preferred shares, par value $0.01 per share, 5,060,000 Series F preferred shares, par value $0.01 per share, and 5,060,000 Series G preferred shares, par value $0.01 per share. At March 6, 2006, approximately 244,562,300 common shares were issued and outstanding and held of record by approximately 11,100 shareholders.
          The following description sets forth general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement which provides for common shares issuable pursuant to subscription offerings or rights offerings or upon conversion of preferred shares which are offered pursuant to such prospectus supplement and convertible into common shares for no additional consideration. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the declaration of trust and our bylaws.
          The outstanding common shares are fully paid and, except as set forth below under “— Shareholder liability,” non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. In the event of a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share ratably in our assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series C preferred shares, Series F preferred shares and Series G preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series C preferred shares, Series F preferred shares and Series G preferred shares and any other series of preferred shares which may subsequently be issued by us. See “Description of Preferred Shares.”
Transfer agent
          The transfer agent and registrar for the common shares is Computershare Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol “PLD.”
Restriction on size of holdings
          The declaration of trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving our real estate investment trust status under the Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares without the prior consent of the board of trustees. For us to qualify as a real estate investment trust under the Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving our real estate investment trust status under the Code.
          Excess shares of beneficial interest owned by a person or group of persons in excess of 9.8% of the outstanding shares of beneficial interest, other than, 30% in the case of shareholders who acquired shares prior to our initial public offering, are subject to redemption by us, at our option, upon 30 days’ notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. We may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation. We may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of excess shares. Shareholders are required to disclose, upon demand of the board of trustees, such information with respect to their direct and indirect ownership of shares as the board of trustees deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of real estate investment trusts, or to comply with the requirements of any other appropriate taxing authority.
          The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest or to any transaction involving the issuance of shares of beneficial interest in which a majority of the board of trustees determines that our eligibility to qualify as a real estate investment trust for federal income tax purposes will not be jeopardized or our disqualification as a real estate investment trust under the Code is advantageous to the shareholders. The board of trustees has permitted the shareholders who acquired shares prior to our initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

Trustee liability
          The declaration of trust provides that trustees shall not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for the benefit and on our behalf. Under the declaration of trust and Maryland law governing real estate investment trusts, trustees are not liable to us or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of their duties.
Shareholder liability
          Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or the board of trustees. The declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder’s bad faith, willful misconduct or gross negligence and provided that such shareholder gives us prompt notice of any such claim or liability and permits us to conduct the defense of the shareholder. In addition, we are required to, and as a matter of practice do, insert a clause in our management and other contracts providing that shareholders assume no personal liability for obligations entered into on our behalf. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to our shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

FEDERAL INCOME TAX CONSIDERATIONS
          ProLogis intends to operate in a manner that permits it to satisfy the requirements for qualification and taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of (a) the U.S. federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust and (b) the U.S. federal income tax consequences of the ownership and disposition of ProLogis’ shares. The tax consequences of owning and disposing of debt securities are not summarized in this discussion. Since these provisions are highly technical and complex, each prospective purchaser of debt securities, preferred shares or common shares is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the debt securities, preferred shares or common shares.
          Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown, Rowe & Maw LLP, counsel to ProLogis, ProLogis has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ended December 31, 2000 through and including its taxable year ended December 31, 2005, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for qualification and taxation as a real estate investment trust commencing with its taxable year ending on December 31, 2006 and each year thereafter.
          This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis’ organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis’ qualification and taxation as a real estate investment trust will depend upon ProLogis’ ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.
          In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as ProLogis, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.
          If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to U.S. federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. In addition, ProLogis would not be obligated to make distributions to shareholders.
          ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993, and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis’ operating results.
          The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of his, her or its particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the U.S. federal income tax laws.

          The following summary applies only to shareholders who hold preferred shares or common shares as capital assets. For purposes of the following summary, a U.S. shareholder is a beneficial owner of preferred shares or common shares that for U.S. federal income tax purposes is: a citizen of the United States or an individual who is a resident of the United States, a corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if either it is eligible to elect and has validly elected to continue to be treated as a U.S. person under prior law or a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A foreign shareholder is any shareholder that is not a U.S. shareholder. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds stock, the tax treatment of the shareholder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.
Taxation of ProLogis

General
          In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to U.S. federal income tax on that portion of its real estate investment trust taxable income or capital gain that is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.
          A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.
          Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect ProLogis’ profitability. Furthermore, if ProLogis fails to satisfy the 5% asset test or the 10% vote and value test (and does not qualify for a de minimis safe harbor) or fails to satisfy the other asset tests, each of which are discussed below, and nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a tax equal to the greater of $50,000 or an amount determined (pursuant to regulations prescribed by the Treasury) by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period beginning on the first date of the failure to meet the tests and ending on the date (which must be within 6 months after the last day of the quarter in which the failure is identified) that ProLogis disposes of the assets or otherwise satisfies the tests. If ProLogis fails to satisfy one or more real estate investment trust requirements other than the 75% or the 95% gross income tests and other than the asset tests, but nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a penalty of $50,000 for each such failure. ProLogis will also be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if ProLogis has net income from the sale or other disposition of “foreclosure property,” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. ProLogis will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of its “taxable REIT subsidiaries” in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See “— Other Tax Considerations — Investments in taxable REIT subsidiaries.” In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:
          (1) 85% of its real estate investment trust ordinary income for such year;
          (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and
          (3) any undistributed taxable income from prior years,
ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that ProLogis elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. ProLogis may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.
          In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

Share ownership test
          ProLogis’ shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.
          In order to ensure compliance with the 50% test, ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis’ records. A shareholder failing or refusing to comply with ProLogis’ written demand must submit with his, her or its tax returns a similar statement disclosing the actual ownership of shares of ProLogis’ stock and other information. In addition, ProLogis’ declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

Asset tests
          At the close of each quarter of ProLogis’ taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be deemed to own a proportionate share of the partnership’s or limited liability company’s assets. First, at least 75% of the value of ProLogis’ total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis’ assets generally may be invested without restriction, ProLogis is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 20% of the value of ProLogis’ total assets may be represented by securities of one or more taxable

REIT subsidiaries, and no more than 5% of the value of ProLogis’ total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.
          As discussed above, ProLogis generally may not own more than 10% by vote or value of any one issuer’s securities and no more than 5% of the value of the total assets of ProLogis generally may be represented by the securities of any issuer. If ProLogis fails to meet either of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, ProLogis would fail to qualify as a real estate investment trust. After the 30-day cure period, ProLogis could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of ProLogis’ assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described above, where such violations are due to reasonable cause and not willful neglect, ProLogis can avoid disqualification as a real estate investment trust, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation) and paying a tax equal to the greater of $50,000 or an amount determined (pursuant to Treasury regulations) by multiplying the highest corporate tax rate by the net income generated by the non-qualifying assets for the period beginning on the first date of the failure to meet the tests and ending on the date that ProLogis disposes of the assets or otherwise satisfies the asset tests.

Gross income tests
          There are currently two separate percentage tests relating to the sources of ProLogis’ gross income that must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be treated as receiving its share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in the hands of ProLogis as it has in the hands of the partnership or limited liability company. The two tests are as follows:
          1. The 75% Gross Income Test. At least 75% of ProLogis’ gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:
          (1) rents from real property, except as modified below;
          (2) interest on obligations secured by mortgages on, or interests in, real property;
          (3) gains from the sale or other disposition of “non-dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis’ trade or business;
          (4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;
          (5) abatements and refunds of real property taxes;
          (6) income from the operation, and gain from the sale, of “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;
          (7) commitment fees received for agreeing to make loans secured by mortgages on real property, or to purchase or lease real property; and
          (8) certain qualified temporary investment income attributable to the investment of new capital received by ProLogis in exchange for its shares or certain publicly offered debt, which income is received or accrued during the one-year period following the receipt of such capital.
          Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ProLogis and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an “independent contractor” from whom ProLogis derives no income, except that ProLogis may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, ProLogis may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.
          2. The 95% Gross Income Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis’ gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying income or non-qualifying income, for purposes of the 95% gross income test. Income from a hedging transaction that does not meet these requirements will be treated as non-qualifying income for purposes of the 95% gross income test.
          For purposes of determining whether ProLogis complies with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “— Taxation of ProLogis — General.”
          Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions, as modified by the 2004 Act, will generally be available if:

(1)	following ProLogis’ identification of the failure, it files a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

(2)	ProLogis’ failure to comply was due to reasonable cause and not due to willful neglect.
          If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

Annual distribution requirements
          In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of ProLogis’ real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his, her or its tax basis in his, her or its ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the shareholder’s credit or refund for the tax paid by ProLogis.
          ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis’ real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.
          If ProLogis fails to meet the 90% distribution requirement as a result of an adjustment to ProLogis’ tax return by the Internal Revenue Service, or if ProLogis determines that it has failed to meet the 90% distribution requirement in a prior taxable year, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

Tax aspects of ProLogis’ investments in partnerships
          A portion of ProLogis’ investments are owned through various partnerships. ProLogis will include its proportionate share of (i) each partnership’s income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and (ii) the assets held by each partnership for purposes of the real estate investment trust asset tests.
          ProLogis’ interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis’ assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See “— Failure to qualify” below, for a discussion of the effect of ProLogis’ failure to meet such tests.

Failure to qualify
          If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.
          In the event that ProLogis fails to satisfy one or more requirements for qualification as a real estate investment trust, other than the 75% and the 95% gross income tests and other than the asset tests, each of which is subject to the cure provisions described above, ProLogis will retain its REIT qualification if (i) the violation is due to reasonable cause and not willful neglect and (ii) ProLogis pays a penalty of $50,000 for each failure to satisfy the provision.
Taxation of ProLogis shareholders

Taxation of U.S. shareholders
          As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis’ U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to ProLogis’ domestic shareholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by ProLogis from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income). Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis’ actual net capital gain for the taxable year, without regard to the period for which the shareholder has held his, her or its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. U.S. federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.
          In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.
          Gain from the sale or exchange of shares held for more than one year is taxed as long-term capital gain. Net long-term capital gains of non-corporate taxpayers are taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 15% (or 20%) maximum capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.
          Shareholders of ProLogis should consult their tax advisors with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Information and reporting and backup withholding
          ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

Taxation of tax-exempt shareholders
          The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held real estate investment trust,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.
          However, if any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held real estate investment trust” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a “pension-held real estate investment trust” is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust. ProLogis believes that it is not a “pension-held real estate investment trust.”

Taxation of foreign shareholders
          Distributions of cash generated by ProLogis’ real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN with ProLogis or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with ProLogis claiming that the distribution is “effectively connected” income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. A foreign shareholder may seek a refund from the Internal Revenue Service if it is subsequently determined that a distribution was in excess of ProLogis’ current and accumulated earnings and profits.
          Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, (“FIRPTA”). Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. However, distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests will not be subject to tax under FIRPTA or the branch profits tax, and will instead be taxed in the same manner as distributions of cash generated by ProLogis’ real estate operations other than the sale or exchange of properties (as described above) if (i) the distribution is made with regard to a class of shares that is regularly traded on an established securities market in the United States and (ii) the recipient shareholder does not own more than 5% of that class of shares at any time during the year within which the distribution is received. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person owning more than 5% of the relevant class of shares that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder’s FIRPTA tax liability.
          ProLogis will qualify as a “domestically controlled qualified investment entity” so long as it qualifies as a real estate investment trust and less than 50% in value of its shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled qualified investment entity. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s

U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.
          The U.S. federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Tax Rates
          Long-term capital gains and “qualified dividends” received by an individual are generally subject to U.S. federal income tax at a maximum rate of 15%. Because ProLogis is not generally subject to U.S. federal income tax on the portion of its real estate investment trust taxable income or capital gains distributed to its shareholders, ProLogis’ dividends generally are not eligible for the 15% maximum tax rate on dividends. As a result, ProLogis’ ordinary real estate investment trust dividends continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

•	a shareholder’s long-term capital gains, if any, recognized on the disposition of ProLogis shares;

•	ProLogis’ distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	ProLogis’ distributions attributable to dividends received by ProLogis from non-real estate investment trust corporations, such as taxable REIT subsidiaries; and

•	ProLogis’ distributions to the extent attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income).
          Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.
Other Tax Considerations

Investments in taxable REIT subsidiaries
          Several ProLogis subsidiaries have made timely elections to be treated as taxable REIT subsidiaries of ProLogis. As taxable REIT subsidiaries of ProLogis, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. ProLogis’ taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of ProLogis is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.
          Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities that cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated real estate investment trust that could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. ProLogis will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Internal Revenue Code to one of its taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.
          Under the taxable REIT subsidiary provision, ProLogis and any taxable entity in which ProLogis owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” As described above, taxable REIT subsidiary elections have been made for certain entities in which ProLogis owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which ProLogis owns an interest.

Tax on built-in gain
          ProLogis has previously acquired assets from taxable C-corporations in carry-over basis transactions, and may acquire additional assets in such manner in the future. As a result of such acquisitions, ProLogis could be liable for specified liabilities that are inherited from such C-corporations. If ProLogis recognizes gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by ProLogis, then to the extent of such assets’ “built-in gains” (in other words, the excess of the fair market value of such assets at the time of the acquisition by ProLogis over the adjusted basis of such assets, determined at the time of such acquisition), ProLogis will be subject to tax on such gain at the highest corporate rate applicable. The results described above with respect to the recognition of built-in gain assume that the C-corporation whose assets are acquired does not make an election to recognize such built-in gain at the time of such acquisition.

Affiliated real estate investment trust
          Palmtree Acquisition Corporation is a corporate subsidiary of ProLogis which intends to qualify as a real estate investment trust for U.S. federal income tax purposes. Palmtree Acquisition Corporation therefore needs to satisfy the real estate investment trust tests discussed in this prospectus. The failure of Palmtree Acquisition Corporation to qualify as a real estate investment trust could cause ProLogis to fail to qualify as a real estate investment trust because ProLogis would then own more than 10% of the securities of an issuer that was not a real estate investment trust, a qualified real estate investment trust subsidiary or a taxable REIT subsidiary. ProLogis believes that Palmtree Acquisition Corporation has been organized and operated in a manner that will permit it to qualify as a real estate investment trust. As a real estate investment trust, Palmtree Acquisition Corporation will be subject to the built-in gain rules discussed in the section entitled “— Tax on built-in gain” above. Palmtree Acquisition Corporation is the successor of Catellus Development Corporation, which was a C-corporation that elected to be treated as a real estate investment trust for U.S. federal income tax purposes effective January 1, 2004. Therefore, Palmtree Acquisition Corporation could be subject to a U.S. federal corporate level tax at the highest regular corporate rate (currently 35%) on any gain recognized within ten years of Catellus Development Corporation’s conversion to a real estate investment trust from the sale of any assets that Catellus Development Corporation held at the effective time of its election to be a real estate investment trust, but only to the extent of the built-in gain based on the fair market value of those assets as of the effective date of the real estate investment trust election. ProLogis does not currently expect Palmtree Acquisition Corporation to dispose of any assets if such disposition would result in the imposition of a material tax liability unless ProLogis can effect a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require Palmtree Acquisition Corporation to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales.

Possible legislative or other actions affecting tax consequences
          Prospective shareholders should recognize that the present U.S. federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

State and local taxes
          ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

Foreign taxes
          Various ProLogis subsidiaries and entities in which ProLogis and its subsidiaries invest may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to ProLogis shareholders will be reduced accordingly.
          You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of ProLogis debt securities, preferred shares and common shares, including the U.S. federal, state, local, foreign, and other tax consequences of such purchase and ownership and of potential changes in applicable tax laws.

PLAN OF DISTRIBUTION
          We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.
          The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale, such as an “at the market offering,” or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
          Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement.
          If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval.
          Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.
EXPERTS
          The consolidated financial statements and related financial statement schedule of ProLogis as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and ProLogis management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The audited historical financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Catellus Development Corporation included on pages 2 and 3 of Exhibit 99.2 of ProLogis’ Current Report on Form 8-K dated September 20, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
          The validity of the offered securities will be passed upon for us by Mayer, Brown, Rowe & Maw LLP Chicago, Illinois.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
          The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee which is deferred in accordance with Rules 456(b) and 457(r).

SEC Registration Fee	$	*
Legal Fees and Expenses		250,000
Accounting Fees and Expenses		250,000
Rating Agency Fees		1,500,000
Trustee’s Fees and Expenses		60,000
Printing and Engraving Expenses		250,000
Blue Sky Fees and Expenses		40,000
Miscellaneous		150,000

Total		$2,500,000

*	-deferred in accordance with Rules 456(b) and 457(r).

Item 15.	Indemnification of Trustees and Officers
          Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:
          “To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”
          Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:
          “The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.”

          Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:
          “To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”
          Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:
          “The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”
          ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Item 16. Exhibits
          See the Exhibit Index which is hereby incorporated herein by reference.
Item 17. Undertakings
          The undersigned Registrant hereby undertakes:
          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
          That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on March 21, 2006.

PROLOGIS

By:	/s/ JEFFREY H. SCHWARTZ

Jeffrey H. Schwartz
Chief Executive Officer
SPECIAL POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis, hereby constitutes and appoints Jeffrey H. Schwartz, Walter C. Rakowich, Dessa M. Bokides, M. Gordon Keiser, Jr., and Edward S. Nekritz, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the SEC, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.
          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ JEFFREY H. SCHWARTZ Jeffrey H. Schwartz	Chief Executive Officer (Principal Executive Officer) and Trustee	March 21, 2006

/s/ WALTER C. RAKOWICH Walter C. Rakowich	President, Chief Operating Officer and Trustee	March 21, 2006

/s/ DESSA M. BOKIDES Dessa M. Bokides	Chief Financial Officer (Principal Financial Officer)	March 21, 2006

/s/ JEFFREY S. FINNIN Jeffrey S. Finnin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 21, 2006

/s/ K. DANE BROOKSHER K. Dane Brooksher	Trustee	March 21, 2006

/s/ STEPHEN L. FEINBERG Stephen L. Feinberg	Trustee	March 21, 2006

Signature	Title	Date

/s/ GEORGE L. FOTIADES George L. Fotiades	Trustee	March 21, 2006

/s/ CHRISTINE GARVEY Christine Garvey	Trustee	March 21, 2006

/s/ DONALD P. JACOBS Donald P. Jacobs	Trustee	March 21, 2006

/s/ DONALD P. JACOBS Donald P. Jacobs	Trustee	March 21, 2006

/s/ IRVING F. LYONS, III Irving F. Lyons, III	Trustee	March 21, 2006

/s/ NELSON C. RISING Nelson C. Rising	Trustee	March 21, 2006

/s/ KENNETH N. STENSBY Kenneth N. Stensby	Trustee	March 21, 2006

/s/ D. MICHAEL STEUERT D. Michael Steuert	Trustee	March 21, 2006

/s/ J. ANDRE TEIXEIRA J. Andre Teixeira	Trustee	March 21, 2006

/s/ WILLIAM D. ZOLLARS William D. Zollars	Trustee	March 21, 2006

/s/ ANDREA M. ZULBERTI Andrea M. Zulberti	Trustee	March 21, 2006

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Articles of Amendment and Restatement of Declaration of Trust of ProLogis (incorporated by reference to exhibit 4.1 to ProLogis’ Form 10-Q for the quarter ended June 30, 1999).
3.2	Amendment to Articles of Amendment and Restatement of Declaration of Trust of ProLogis (Incorporated by reference to exhibit 99.1 to ProLogis’ Form 8-K dated May 30, 2002).
3.3	Amended and Restated Bylaws of ProLogis dated March 15, 2005 (incorporated by reference to Exhibit 3.1 to ProLogis’ Form 8-K filed on March 21, 2005).
3.4	Articles Supplementary Classifying and Designating the Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (incorporated by reference exhibit 4.2 to ProLogis’ Form 8-K dated December 24, 2003).
3.5	Articles Supplementary Classifying and Designating the Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (incorporated by reference exhibit 4.3 to ProLogis’ Form 8-K dated December 24, 2003).
3.6	Articles of Amendment to Amended and Restated Declaration of Trust of ProLogis dated as of May 19, 2005 (incorporated by reference to Exhibit 3.1 to ProLogis’ Form 8-K filed on May 20, 2005).
3.7	Articles of Amendment to Amended and Restated Declaration of Trust of ProLogis dated as of July 12, 2005 (incorporated by reference to Exhibit 3.1 to ProLogis’ Form 8-K filed on July 13, 2005).
3.8	Articles Supplementary Reclassifying and Designating Shares of Beneficial Interest of ProLogis as Common Shares of Beneficial Interest (incorporated by reference to Exhibit 3.2 to ProLogis’ Form 8-K filed on July 13, 2005).
3.9	Amendment to Amended and Restate By lows of Prologis dated March 15, 2006 (incorporated by reference to Exhibit 3.1 to ProLogis’ Form 8-K filed on March 17, 2006).
4.1	Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis’ registration statement No. 33-73382).
4.2	Form of share certificates for Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis’ Form 10-K for the year ended December 31, 1996).
4.3	Form of share certificate for Series F Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.1 to ProLogis’ Form 8-K dated November 26, 2003).
4.4	Form of share certificate for Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.2 to ProLogis’ Form 8-K dated December 24, 2003).
4.5	Indenture, dated as of March 1, 1995, between ProLogis and State Street Bank and Trust Company, as Trustee (incorporated by reference to exhibit 4.9 to ProLogis’ Form 10-K for the year ended December 31, 1994).
4.6	First Supplemental Indenture, dated as of February 9, 2005, by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.1 to ProLogis’ Form 8-K dated February 15, 2005)
4.7	Second Supplemental Indenture dated as of November 2, 2005 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to Exhibit 4.1 to ProLogis’ Form 8-K filed on November 4, 2005).
4.8	Third Supplemental Indenture dated as of November 2, 2005 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to Exhibit 4.2 to ProLogis’ Form 8-K filed on November 4, 2005).
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to the validity of the securities being offered.
8.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to certain tax matters.
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to ProLogis’ Form 8-K dated March 21, 2006).
12.2	Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends (Incorporated by reference to Exhibit 12.2 ProLogis’ Form 8-K dated March 21, 2006).
23.1	Consent of KPMG LLP, Los Angeles, California.
23.2	Consent of PricewaterhouseCoopers LLP, San Francisco, California
23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included on signature page to this registration statement).
25.1	Statement of Eligibility of Trustee on Form T-1.